Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Third Quarter 2009 Results

North Hollywood, CA—November 2, 2009—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights (comparisons are to third quarter 2008):

•	Net revenue increased 23% to $77.5 million, with same-market area net revenue growth of 20%

•	Patient encounters increased 19% to 823,000

•	Income from operations rose 38% to $7.4 million

•	Operating margin improved 110 basis points to 9.6%

•	Net income increased 47% to $4.6 million, or $0.28 per diluted share

Nine Months Ended September 30, 2009 Highlights (comparisons are to the nine months ended September 30, 2008)

•	Net revenue increased 25% to $228.4 million, with same-market area net revenue growth of 20%

•	Patient encounters increased 19% to 2,429,000

•	Income from operations rose 41% to $22.0 million

•	Operating margin improved 110 basis points to 9.6%

•	Net income increased 49% to $13.3 million, or $0.81 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our strong third quarter year over year revenue growth of 23%, driven by a 20% increase in same-market revenue, clearly demonstrates the continued expansion potential within our existing markets. Strong revenue growth from our new market acquisitions in New Jersey and Southeast Florida also contributed to our overall top-line growth.”

Dr. Singer added, “In line with our growth strategy, we have completed six acquisitions to date in 2009. We believe there is a significant opportunity for consolidation in this highly fragmented industry. Our acquisition pipeline remains robust and we continue to evaluate opportunities across the hospitalist sector. We remain confident that we will continue to penetrate current and new markets through this combination of organic growth and acquisitions.”

Third Quarter 2009

Patient encounters for the three months ended September 30, 2009 increased 18.9% to 823,000, compared to 692,000 for the same period last year. Net revenue for the three months ended September 30, 2009 was $77.5 million, an increase of $14.3 million, or 22.7%, from $63.2 million for the three months ended September 30, 2008. Of this $14.3 million increase, $11.9 million or 83.2% was attributable to same-market area growth and $2.4 million was attributable to revenue generated from new market acquisitions. IPC completed one new market acquisition in the third quarter of 2008 and entered a second new market with two practice acquisitions, one each in the second and third quarters of 2009. The change in same-market area net revenue was largely the result of a 16.1% increase in patient encounters and a 3.2% increase in patient revenue per encounter.

Physician practice salaries, benefits and other expenses for the three months ended September 30, 2009 were $56.8 million, or 73.2% of net revenue, compared to $45.8 million, or 72.5% of net revenue, for the three months ended September 30, 2008. The increase in physician costs as a percentage of revenue is the result of more practices under development.

General and administrative expenses increased $1.4 million, or 12.5%, to $12.8 million, or 16.5% of net revenue, for the three months ended September 30, 2009, as compared to $11.4 million, or 18.0% of net revenue, for the three months ended September 30, 2008.

Income from operations increased $2.0 million, or 37.9%, to $7.4 million, as compared to $5.4 million for the same period in the prior year. The operating margin increased to 9.6% for the three months ended September 30, 2009, compared to 8.5% for the three months ended September 30, 2008.

The effective tax rate for the three months ended September 30, 2009 was 37.8% compared to 42.0% for the three months ended September 30, 2008. The decrease in the effective tax rate reflects a new enterprise zone tax credit recorded for the first time in the fourth quarter of 2008 and benefit from utilization of net operating losses previously subject to a valuation allowance.

Net income increased to $4.6 million for the three months ended September 30, 2009, as compared to $3.2 million for the three months ended September 30, 2008, and the net income margin increased to 6.0% from 5.0% for the same period in the prior year. The net income margin increase to 6.0% is primarily the result of leveraging general and administrative expenses over a larger revenue base as IPC grows its practices and acquires new practices.

Nine Months Ended September 30, 2009

Patient encounters for the nine months ended September 30, 2009 increased 19.3% to 2,429,000, compared to 2,036,000 for the same period last year. Net revenue for the nine months ended September 30, 2009 was $228.4 million, an increase of $45.5 million, or 24.9%, from $182.9 million for the nine months ended September 30, 2008. Of this $45.5 million increase, $35.5 million, or 78.0%, was attributable to same-market area growth and $10.0 million was attributable to revenue generated from new market acquisitions. IPC completed one new market acquisition in the third quarter of 2008 and entered a second new market with two practice acquisitions, one each in the second and third quarters of 2009. The change in same-market area net revenue was primarily the result of a 14.0% increase in patient encounters and a 4.2% increase in patient revenue per encounter.

Physician practice salaries, benefits and other expenses for the nine months ended September 30, 2009 were $166.7 million, or 73.0% of net revenue, compared to $133.0 million, or 72.7% of net revenue, for the nine months ended September 30, 2008.

General and administrative expenses increased $5.2 million, or 15.9%, to $37.9 million, or 16.6% of net revenue, for the nine months ended September 30, 2009, as compared to $32.7 million, or 17.9% of net revenue, for the nine months ended September 30, 2008.

Income from operations increased $6.4 million, or 41.0%, to $22.0 million, as compared to $15.6 million for the same period in the prior year. The operating margin increased to 9.6% for the nine months ended September 30, 2009, compared to 8.5% for the nine months ended September 30, 2008.

The effective tax rate for the nine months ended September 30, 2009 was 39.2%, compared to 42.0% for the nine months ended September 30, 2008.

Net income increased to $13.3 million for the nine months ended September 30, 2009, as compared to $8.9 million for the nine months ended September 30, 2008, and the net income margin increased to 5.8% from 4.9% for the same period in the prior year.

Net cash provided by operating activities for the nine months ended September 30, 2009 increased to $24.2 million, compared to $17.6 million for the same period of 2008. Days sales outstanding (DSO) decreased to 55 DSO at the end of the period, compared to 60 DSO as of December 31, 2008. During the first nine months of 2009, $14.4 million was used for physician practice acquisitions and earn-out payments attributable to prior acquisitions, compared to $16.3 million in the same period of the prior year. In addition, in late June 2009, the Company paid off all remaining debt of $7.3 million under its Term Loan and equipment financing loans.

2009 Guidance Update

The Company is updating its guidance for the full year 2009 and expects revenue to be in the range of $308 million to $310 million and earnings per diluted share to be in the range of $1.09 to $1.14. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 16.5 million for the year; (ii) a 39.4% effective tax rate. Not included in the assumptions are (i) practice acquisitions completed after today’s date; (ii) gains or losses related to changes in estimates of earn-outs related to practice acquisitions that close subsequent to December 31, 2008.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 888-668-1648 (USA) or 913-312-1510 (International). In addition, a dial-up replay of the conference call will be available beginning November 2, 2009 at 8:00 p.m. ET (5:00 p.m. PT) and ending on November 16, 2009. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 9515054. A live webcast of the call will also be available from the Investor Relations section on the corporate website at http://www.hospitalist.com. A webcast replay can be accessed on the corporate website beginning November 2, 2009 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 16, 2009 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,829	$37,394
Accounts receivable, net	46,297	44,474
Prepaid expenses and other current assets	3,858	8,081

Total current assets	87,984	89,949
Furniture and equipment, net	2,780	2,452
Goodwill	83,471	63,893
Other intangible assets, net	2,526	2,905
Deferred tax assets, net	3,492	3,492

Total assets	$180,253	$162,691

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,991	$4,664
Accrued compensation	16,161	11,232
Payables for practice acquisitions	7,926	2,476
Medical malpractice and self-insurance reserves, current portion	372	539
Deferred tax liabilities	481	481
Short-term debt and current portion of capital leases	—	3,471

Total current liabilities	29,931	22,863
Long-term debt and capital leases, less current portion	—	5,368
Medical malpractice and self-insurance reserves, less current portion	11,510	11,220
Other long-term liabilities	255	293

Total liabilities	41,696	39,744
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,135,924 and 16,068,835 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	16	16
Additional paid-in capital	124,373	122,024
Retained earnings	14,168	907

Total stockholders’ equity	138,557	122,947

Total liabilities and stockholders’ equity	$180,253	$162,691

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenue	$77,521	$63,164	$228,361	$182,877
Operating expenses:
Cost of services—physician practice salaries, benefits and other	56,768	45,816	166,716	132,996
General and administrative	12,784	11,368	37,927	32,727
Depreciation and amortization	536	591	1,699	1,535

Total operating expenses	70,088	57,775	206,342	167,258

Income from operations	7,433	5,389	22,019	15,619
Investment income	13	186	78	493
Interest expense	(23)	(144)	(271)	(724)

Income before income taxes	7,423	5,431	21,826	15,388
Income tax provision	2,804	2,281	8,565	6,462

Net income	4,619	3,150	13,261	8,926
Income allocable to preferred stockholders	—	—	—	(696)

Net income attributable to common stockholders	$4,619	$3,150	$13,261	$8,230

Per share data:
Net income per share attributable to common stockholders—historical:
Basic	$0.29	$0.20	$0.82	$0.59

Diluted	$0.28	$0.20	$0.81	$0.58

Weighted average shares:
Basic	16,122,506	15,784,261	16,104,732	14,037,183

Diluted	16,455,740	15,987,343	16,308,935	14,308,025

Net income per share attributable to common stockholders—pro forma:
Basic	N/A	N/A	N/A	$0.60

Diluted	N/A	N/A	N/A	$0.59

Weighted average shares:
Basic	N/A	N/A	N/A	14,881,071

Diluted	N/A	N/A	N/A	15,098,553

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2009	2008
Operating activities
Net income	$13,261	$8,926
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,699	1,535
Stock-based compensation expense	1,470	641
Tax liability reduction for uncertain tax positions	(38)	—
Changes in assets and liabilities:
Accounts receivable	(1,823)	(1,835)
Prepaid expenses and other current assets	4,223	6,355
Accounts payable and accrued liabilities	327	(81)
Accrued compensation	4,929	(120)
Medical malpractice and self-insurance reserves	123	2,169

Net cash provided by operating activities	24,171	17,590

Investing activities
Acquisitions of physician practices	(14,407)	(16,252)
Purchase of furniture and equipment	(1,369)	(1,545)

Net cash used in investing activities	(15,776)	(17,797)

Financing activities
Repayments of long-term debt and capital leases, net	(8,839)	(17,014)
Net proceeds from issuance of common stock	599	65,022
Excess tax benefits from stock-based compensation	280	315

Net cash (used in) provided by financing activities	(7,960)	48,323

Net increase in cash and cash equivalents	435	48,116
Cash and cash equivalents, beginning of period	37,394	6,976

Cash and cash equivalents, end of period	$37,829	$55,092

IPC The Hospitalist Company, Inc.

Operating Data

Patient Encounter Data (unaudited):

The following is a summary of the quarterly patient encounters for the seven consecutive quarters ended September 30, 2009:

	For Quarter Ended
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009	Sep 30, 2009
Patient encounters	684,000	660,000	692,000	754,000	810,000	796,000	823,000